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                                 Exhibit 11.1

                   Photoelectron Corporation and Subsidiary
                         (a Development Stage Company)
                Statement of Computation of Per Share Earnings
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                                              Three Months Ended:


                                                   30-Mar -96        29-Mar-97

Computation of Primary
Net Loss Per Share:                                ($960,106)    ($1,081,480)

Net Loss

Shares:

   Weighted average shares outstanding             1,583,554       4,937,074

   Shares issuable from the assumed
   conversion of Series C Preferred Stock
   issued within one year of the Company's
   initial public offering                            33,106          10,667

   Weighted average common and common              _________       _________
   equivalent shares outstanding:                  1,616,660       4,947,741

Primary Net Loss Per Share:                           ($0.59)         ($0.22)

Computation of Fully Diluted
Net Loss Per Share:                                ($960,106)    ($1,081,480)

Net Loss

Shares:

   Weighted average shares outstanding             1,583,554       4,937,074

   Shares issuable from the assumed
   conversion of Series C Preferred Stock
   issued within one year of the Company's
   initial public offering                            33,106          10,667

   Weighted average common and common              _________       _________
   equivalent shares outstanding:                  1,616,660       4,947,741

Fully Diluted Net Loss Per Share:                     ($0.59)         ($0.22)

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